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                                                                   Exhibit 99.1

                              [claimsnet.com LOGO]

FOR IMMEDIATE RELEASE

For more information, please contact:

Paul Miller
Chief Financial Officer
(800) 356-1511
pwmiller@claimsnet.com

                     McKessonHBOC to Invest in Claimsnet.com

DALLAS, TX, April 18, 2001 - Claimsnet.com inc. (NASDAQ: CLAI; BSE: CLA), a leading provider of Internet-based business to business solutions for the healthcare industry, today announced that McKessonHBOC, Inc. has invested in Claimsnet.com through the purchase of 1.5 million new common shares of Claimsnet.com at $1.75 per share. McKessonHBOC's total cash investment in Claimsnet will be $2.85 million, including a $200,000 one-time payment and $2.65 million for common stock, representing 14.5% of the total outstanding shares. This investment is part of a new agreement between the companies that supercedes the previous agreement made in October 1999.

         "We are very excited about this important step forward with McKessonHBOC, both in terms of their investment in Claimsnet and the opportunity to work with the McKessonHBOC organization", commented Bo W. Lycke, chairman and chief executive officer of Claimsnet.com. "We truly value our relationship with McKessonHBOC, and believe that this bond will give us a leg up in an industry that is undergoing significant change. We have dedicated much of our recent efforts to capturing the emerging payer market for electronic transaction processing, believing that the payers will take the lead in bringing the providers into the Internet space."

              Claimsnet.com inc. is a leading provider of Internet-based, business to business solutions for the healthcare industry, including distinctive, advanced technology for online healthcare transaction processing. Headquartered in Dallas, Claimsnet.com offers proprietary systems that are distinguished by ease-of-use, customer care, security and measurable cost advantages. Claimsnet.com trades on the NASDAQ Smallcap under the symbol "CLAI" and on the Boston Stock Exchange under the symbol "CLA". More information on Claimsnet.com can be found at www.claimsnet.com.

Safe Harbor Statement Under the Private Securities Litigation Act 1995 - With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future results of the company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to new market opportunities, regulatory initiatives, continued use of the Internet, and state of the capital markets and the economy in general. Further information on the Company's risk factors is contained in the Company's quarterly, annual, and other periodic reports as filed with the Securities and Exchange Commission.